UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601-9703 (312) 558-5723	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders The Westin Hotel, 1500 Town Center, Southfield, Michigan 48075 on Tuesday, May 5, 2015, at 9:30 a.m. Eastern Time, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). In connection with its 2015 Annual Meeting, Superior has filed a revised definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 27, 2015.

Press Release Issued April 20, 2015

Attached hereto is a press release issued by Superior on April 20, 2015 announcing that ISS Proxy Advisory Services, a leading independent proxy advisory firm, has recommended to its clients that Superior shareholders vote the WHITE proxy card FOR ALL seven of Superior’s director nominees at Superior’s 2015 Annual Meeting. As previously disclosed, GAMCO Asset Management Inc. has indicated that it intends to conduct a proxy contest and seek the election at the 2015 Annual Meeting of three candidates to the Superior Board of Directors (the “Superior Board”) to replace three highly qualified, very experienced and extremely valuable members of the Superior Board who have been unanimously recommended by the Superior Board for re-election. Superior strongly urges shareholders to vote only the WHITE proxy card and discard any blue proxy card they may receive from GAMCO.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (818) 781-4973, or by contacting Superior’s proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

FOR IMMEDIATE RELEASE

Investor Relations Line: (818) 902-2701 www.supind.com	Kerry Shiba Executive Vice President & Chief Financial Officer (818) 781-4973	FTI Consulting Nathan Elwell (312) 553-6706 Nathan.elwell@fticonsulting.com	Jeanne Carr MacKenzie Partners, Inc. (800) 322-2885

LEADING PROXY ADVISORY FIRM ISS RECOMMENDS

THAT SUPERIOR INDUSTRIES SHAREHOLDERS VOTE THE WHITE PROXY CARD

FOR ALL OF SUPERIOR’S DIRECTOR NOMINEES

SOUTHFIELD, MICHIGAN – April 20, 2015 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that ISS Proxy Advisory Services, a leading independent proxy advisory firm, has recommended to its clients that Superior shareholders vote the WHITE proxy card FOR ALL seven of Superior’s director nominees – Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga – standing for election at the Annual Meeting of Shareholders to be held on May 5, 2015. ISS’ clients include institutional investors, mutual funds, pension funds and other fiduciaries. As previously announced, GAMCO Asset Management Inc. (GAMCO) is waging a proxy contest to elect its own director candidates to the Superior Board, despite the failure of similar attempts in 2013 and 2014.

In recommending that Superior shareholders vote the WHITE proxy card FOR ALL seven of the highly qualified and experienced director-nominees recommended by the Superior Board, ISS noted that it had concluded that GAMCO had not made a compelling case that additional change to Superior’s Board is needed and that votes for the Superior Board’s nominees on the WHITE proxy card are warranted.

In its April 19, 2015 report, ISS recognized the significant and numerous positive changes that had already occurred at Superior and noted that there appeared to have been a “sweeping revival of the company.” In particular, ISS took note of the numerous “positive steps” that the Superior Board has taken to improve Superior’s corporate governance practices, referencing the following corporate governance practices that are now in effect at Superior: (i) the positions of Chairman of the Board and CEO are held by separate individuals and the Chairman of Superior’s Board is an independent director; (ii) Superior has completely phased out its Board’s classified structure, with all directors standing for election at the 2015 Annual Meeting for a one-year term; (iii) shareholders have the right to call special meetings with only a 10% ownership threshold and no material restrictions on the exercise of such right; (iv) no shareholder rights plan or poison pill is in effect; and (v) a clawback policy applicable to all executive officers is currently in effect.

ISS also took note of the efforts of the Superior Board to enhance its board composition, an effort that began approximately four years ago, and the sea change in Superior’s corporate governance that led to Superior’s transition from being a family-led (but still publicly-held firm) to a public company today overseen by a truly independent board of directors fully accountable to shareholders. Of the seven nominees being recommended by the Superior Board, all have joined the Board since 2007 and more than half have joined the Board since 2013 (Margaret S. Dano and Francisco S. Uranga joined in 2007, Timothy C. McQuay joined in 2011, James S. McElya joined in 2013 and Jack A. Hockema, Paul J. Humphries and Donald J. Stebbins joined in 2014). Philip Coburn, who has been a member of the Superior Board since 1990, is retiring from the Board and will not stand for re-election this year. As ISS noted, “[f]our of the current board members have a tenure of less than 16 months, which speaks to its attempts to remake the company and freshen its own ranks.”

In its report, ISS also recognized as positive the actions that the Superior Board has taken to evolve Superior into a more efficient global competitor, enhance Superior’s long-term prospects and build on the strong brand and automotive industry reputation that was established by Louis and Steven Borick over more than fifty years. These actions have included (i) launching on-time and on-budget, in the fourth quarter of 2014, a new modern aluminum wheel manufacturing facility in Chihuahua, Mexico that will leverage Superior’s demonstrated operating success in Mexico, lower Superior’s overall manufacturing costs and improve Superior’s position in a highly competitive market; (ii) closing Superior’s Rogers, Arkansas aluminum wheel manufacturing facility and shifting production to other more cost-efficient manufacturing facilities, including Superior’s newest facility in Chihuahua, Mexico; (iii) lowering Superior’s overall cost base as part of a long-term, managed strategy to be more competitive; and (iv) focusing more closely on measures of operating efficiency which help Superior control cost-of-quality issues and optimize its capital spending in what remains a very capital intensive business. In this regard, ISS noted as follows:

“The closing of the Arkansas plant was clearly an effort to cut costs – but also part of a long-term, managed strategy to lower the overall cost base, not a stopgap measure implemented by a company in crisis.”

“This evidence of both a long-term perspective and the successful implementation of key initiatives includes the investment in the Mexico plant, the increase in temporary workers from 3 percent to 25 percent (which helps transform fixed labor cost to variable labor cost at the margin), and things like increased attention to measures of operating efficiency which help the company control cost-of-quality issues and optimize its capital spending in what remains a very capital intensive business.”

ISS also took note of the efforts that the Superior Board has made to return value to Superior’s shareholders through cash dividends and stock repurchases, noting that over the past two years Superior had increased its dividend and repurchased approximately 9.5% of its outstanding shares. In 2014, Superior returned to shareholders over $40 million through dividend payments and share repurchases and, over the past five years, Superior has returned to shareholders over $134 million in dividends and stock repurchases, equal to almost $5 per share. As previously announced, in October 2014, the Superior Board authorized a $30 million stock repurchase program, after Superior completed a $30 million stock repurchase program in 2014 that was authorized in 2013.

Unlike in the past two years, this year GAMCO has decided to target specific members of the Superior Board - Paul J. Humphries, Timothy C. McQuay and Francisco S. Uranga, three highly qualified and extremely valued members of the Superior Board who bring to the Superior Board perspectives, insights, experiences and competencies that are central to the pursuit of Superior’s strategic priorities and its efforts to transform itself into a stronger, more efficient global competitor. Commenting on the decision of GAMCO to target specific members of the Superior Board, ISS noted the following.

“GAMCO is targeting board members Humphries, McQuay, and Uranga. Humphries, however, has only been on the board for 8 months, and McQuay for a little more than 3 years; if the charge is long-term board entrenchment and not having ‘skin in the game’ from a stock ownership standpoint, it makes little sense to target two of the newest members of the board, whose tenure has been marked by rapid improvements in corporate governance and increasing signals of board accountability. These directors themselves, one might consider, are themselves part of the rapid improvement.”

Commenting on the ISS report, Superior issued the following statement: “We are very pleased that ISS, one of the leading independent, third-party proxy advisory firms, has carefully reviewed the voting alternatives and has recommended that shareholders vote for all seven of Superior’s director nominees on the WHITE proxy card. As we have stated consistently, we do not believe that any of GAMCO’s nominees can be said to have experience comparable to that of any of the three highly qualified and very experienced members of the Superior Board that GAMCO is seeking to replace. As was the case with GAMCO’s previous two unsuccessful proxy contests against Superior, not one of GAMCO’s nominees has any executive–level manufacturing, automotive industry, supply chain management, global markets or global operations experience, and we do not believe that any of GAMCO’s nominees would bring to Superior’s Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Superior Board. In addition, none of GAMCO’s nominees have any experience navigating a company the size and global reach of Superior through the complex, dynamic and highly competitive global business environment in which we operate.”

Superior shareholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Superior urges shareholders to vote FOR ALL seven of Superior’s director nominees – Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga – on the WHITE proxy card today.

Shareholders may vote by returning the WHITE proxy card or by phone or Internet by following the instructions on the WHITE proxy card they have received. Shareholders are urged to discard any blue proxy card or voting instruction card they may have received from GAMCO. Even a WITHHOLD vote with respect to GAMCO’s nominees on its blue proxy card will cancel any proxy previously given to Superior. If a shareholder previously signed a blue proxy card sent by GAMCO, that proxy card can be revoked by voting a new WHITE proxy card for the Board’s recommended nominees. Only the latest-dated proxy will count.

Superior is being advised in connection with the proxy contest by Winston & Strawn, LLP and Morgan, Lewis & Bockius LLP. Mackenzie Partners, Inc. is serving as Superior’s proxy solicitor.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Cautionary Statement Concerning Forward-Looking Statements

We caution readers that this press release contains statements that are forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as “may,” “could,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “potential,” “possibly,” “plans,” “expects,” “intends,” “estimates,” “forecasts” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by GAMCO Asset Management, Inc. and the other participants in its solicitation, our initiatives to make Superior a stronger and more efficient competitor in the global marketplace for automotive parts and supplies, our actions to enhance our long-term prospects and enhance value for our shareholders, our ability to ramp up production at our new manufacturing facility in Mexico to full capacity by the end of 2015, our ability to expand capacity at our new manufacturing facility in Mexico and the timetable for such capacity expansion, the cost of operating a new manufacturing facility in Mexico, our ability to use our new manufacturing facility in Mexico to enhance our competitive position by lowering our average cost, our ability to shift production away from older inefficient manufacturing facilities, our ability to continue to strengthen the functional and operational expertise of our management team, and our future stock repurchases and dividends. Such statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of GAMCO and other activist shareholders, including the amount of related costs incurred by Superior and the disruption caused to Superior’s business activities by these actions, general automotive industry and market conditions and growth rates, foreign competition as well as general domestic and international economic conditions, including turmoil in the financial and credit markets, possible disruption in commercial activities due to terrorist activity and armed conflict, changes in the costs of raw materials and labor, a significant decrease in business from or loss of any of our major customers or programs and the loss of key managerial talent. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Superior’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 28, 2014, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings in connection with the 2015 Annual Meeting of Shareholders. Investors are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Superior does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws. Superior, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information And Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (818) 781-4973, or by contacting Superior’s proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.